Exhibit 21

SIGNIFICANT SUBSIDIARIES
CLEVELAND-CLIFFS INC. AS OF DECEMBER 31, 2020

Name	Cliffs' Effective Ownership	Place of Incorporation or Formation
Cleveland-Cliffs Burns Harbor LLC	100%	Delaware, USA
Cleveland-Cliffs Steel Corporation	100%	Delaware, USA
Cleveland-Cliffs Steel Holding Corporation	100%	Delaware, USA
Cleveland-Cliffs Steel LLC	100%	Delaware, USA
Cliffs Mining Company	100%	Delaware, USA
Cliffs Minnesota Mining Company	100%	Delaware, USA
Cliffs TIOP Holding, LLC	100%	Delaware, USA
Cliffs TIOP, Inc.	100%	Michigan, USA
Cliffs UTAC Holding LLC	100%	Delaware, USA
IronUnits LLC	100%	Delaware, USA
Northshore Mining Company	100%	Delaware, USA
Cleveland-Cliffs Steel Holdings Inc.	100%	Ohio, USA
The Cleveland-Cliffs Iron Company	100%	Ohio, USA